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                                                                     Exhibit 2.1



                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 15, 2003, is made and entered into by and among The Elder-Beerman Stores Corp., an Ohio corporation (the "Company"), The Bon-Ton Stores, Inc., a Pennsylvania corporation ("Parent"), and Elder Acquisition Corp., an Ohio corporation ("Sub").

         WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company and its shareholders to consummate and has recommended approval by the shareholders of the Company of the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become an indirect wholly owned subsidiary of Parent (the "Merger");

         WHEREAS, the Boards of Directors of Parent and Sub have each determined that it is advisable and in the best interests of their respective companies and shareholders to consummate, and have approved, the Merger and this Agreement;

         WHEREAS, in furtherance of such business combination transaction and the Merger, Parent proposes to cause Sub to make a cash tender offer for all of the issued and outstanding shares of common stock, without par value, of the Company (the "Company Common Shares"), on the terms specified herein and the Board of Directors of the Company has approved the tender offer and recommended that it be accepted by the shareholders of the Company; and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer (as hereinafter defined) and the Merger and also to prescribe various conditions to the Offer and the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                    THE OFFER

         Section 1.01  The Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.01 hereof and so long as none of the events or circumstances set forth in Annex A hereto shall have occurred and be continuing and shall not have been waived by Parent (other than with respect to matters that by their terms are not required to be satisfied until expiration or consummation of the Offer), Sub shall, and Parent shall cause Sub to, as promptly as practicable commence (within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), but in no event later than fifth business day following the initial public announcement of the execution of this Agreement, an offer to purchase for cash (the "Offer") all of the issued


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         and outstanding Company Common Shares at a price of $8.00 per Company
         Common Share, subject to any required withholding Taxes (as hereinafter defined) net to the seller in cash. For purposes of this Agreement, the term "Transaction Consideration" shall mean $8.00 per Company Common Share in cash or any higher price as shall be paid in respect of the Company Common Shares in the Offer. The obligations of Sub to commence the Offer and to accept for payment and to pay for any Company Common Shares tendered shall be subject to only the conditions set forth in Annex A hereto (any or all of which may, subject to the provisions hereof, be waived by Parent or Sub, subject to applicable law). The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer determined using Rule 14d-2 under the Exchange Act, unless this Agreement is terminated in accordance with Section 9.01, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination. Without the prior written consent of the Company, Sub shall not, and Parent shall cause Sub not to (i) decrease the Transaction Consideration, (ii) decrease the number of Company Common Shares to be purchased in the Offer, (iii) change the form of consideration payable in the Offer, (iv) add to or change the conditions to the Offer set forth in Annex A, (v) waive the Minimum Tender Condition (as defined in Annex A) or (vi) make any other change in the terms or conditions of the Offer in any manner materially adverse to the holders of Company Common Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer in increments of not more than ten business days each, if at the then scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase Company Common Shares are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) make available a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act). Without limiting the right of Sub to extend the Offer, provided that this Agreement shall not have been terminated in accordance with Section
         9.01 hereof, if the conditions set forth in Annex A are not satisfied or, to the extent permitted hereby, waived by Parent or Sub as of the date the Offer would otherwise have expired, then, except to the extent that such conditions are incapable of being satisfied, at the request of the Company, Sub will extend the Offer from time to time until the earlier of October 31, 2003 (the "Final Date") or the consummation of the Offer. Sub shall, and Parent shall cause Sub to, subject to the terms and conditions of the Offer, accept for payment Company Common Shares validly tendered and not withdrawn promptly after expiration of the Offer in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

                  (b) On the date the Offer is commenced, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments or supplements thereto, the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or



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         misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Parent and Sub shall provide the Company and its counsel with any comments, whether written or oral, Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and any written or oral responses thereto.

         Section 1.02 Company Actions. Subject to the right of the Board of Directors of the Company to take action permitted by Section 6.02, the Company hereby consents to the Offer and represents and warrants that (a) its Board of Directors (at a meeting duly called and held) has duly adopted resolutions unanimously (with one director abstaining) (i) declaring that each of the Offer and the Merger is in the best interests of the Company and its shareholders and is advisable and fair to the shareholders of the Company, (ii) approving the Offer and the Merger and approving this Agreement, and (iii) recommending acceptance of the Offer and approval and adoption of the Agreement by the shareholders of the Company and (b) RBC Dain Rauscher Inc., a member company of RBC Capital Markets ("RBC"), (i) has delivered to the Company's Board of Directors its opinion, dated the date hereof, to the effect that, as of the date hereof, the Transaction Consideration to be received in the Offer and the Merger by the shareholders of the Company is fair from a financial point of view to the shareholders of the Company and (ii) has agreed, subject to its reasonable approval, of references to it and its opinion in the Offer Documents and
Schedule 14D-9 (as hereinafter defined) to permit therein the inclusion of the full text of its opinion and references to it and its opinion. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described above in this Section 1.02, and shall not withdraw or modify such recommendation, except in accordance with Section
6.02. The Company shall provide for inclusion in the Offer Documents any information reasonably requested by Parent or Sub, and to the extent requested by Parent or Sub, the Company shall cooperate in the preparation of the Offer Documents. As soon as practicable after the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, including an appropriate information statement ("Information Statement") under Rule 14f-1 (such Schedule 14D-9 and Information Statement, as amended from time to time, the "Schedule 14D-9") and shall mail the Schedule 14D-9 to the holders of Company Common Shares. The Schedule 14D-9 shall contain the recommendation described above, unless such recommendation has been withdrawn or modified in accordance with
Section 6.02. Parent and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 prior to its being filed with the SEC. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
Schedule 14D-9 as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and any written or oral responses thereto. In connection with the Offer, provided that this Agreement shall not have been terminated in




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accordance with Section 9.01 hereof, the Company will, or will cause its transfer agent to, promptly furnish Sub with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Company Common Shares as of the most recent practicable date, and shall furnish Sub with such additional information (including, but not limited to, updated lists of holders of the Company Common Shares and their addresses, mailing labels and lists of security positions) and assistance as Sub or its agents may reasonably request in communicating the Offer to the shareholders of the Company. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents, Parent and Sub shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer and, if this Agreement is terminated, will promptly deliver to the Company all copies of such information (and extracts or summaries thereof) then in their possession.

         Section 1.03  Board of Directors and Committees; Section 14(f).

                  (a) Subject to the requirements of this Section 1.03 and applicable law, promptly upon the date that Company Common Shares are first accepted for payment pursuant to the Offer (the "Share Acceptance Date"), assuming there are no conditions to payment outstanding, and from time to time thereafter, Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company (the "Board") as will give Sub representation on the Board equal to the product of the number of directors on the Board, after giving effect to such representation, and the percentage that the number of Company Common Shares beneficially owned by Parent and its Subsidiaries following such purchase bears to the total number of issued and outstanding Company Common Shares, and the Company shall use its reasonable best efforts to, upon request by Sub, promptly increase the size of the Board (subject to the provisions of the Company's articles of incorporation and code of regulations) and/or secure the resignation of such number of directors as is necessary to enable Sub's designees to be elected to the Board and shall cause Sub's designees to be so elected. At such times the Company will use its reasonable best efforts to cause individuals designated by Sub to constitute the same percentage as is on the Board of (i) each committee of the Board (other than any committee of the Board established to take action under this Agreement or to the extent such appointment would be contrary to applicable law or any exchange on which Company Common Shares are then listed), (ii) each board of directors of each Subsidiary of the Company designated by Sub and (iii) each committee of each such board. Notwithstanding the foregoing, the Company shall use its reasonable best efforts to ensure that the Board and its committees and such boards and committees of the Company's Subsidiaries, shall continue to include members of the Board, as of the date hereof who are not employees of the Company and who are not otherwise affiliated with Sub until the Effective Time (as defined in Section 2.03). All nominees of Parent and Sub shall promptly resign from the Board if the Transaction Consideration for any Company Common Shares accepted for payment pursuant to the Offer is not promptly paid in accordance with the terms of the Offer.

                  (b) The Company's obligations to appoint designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.


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         The Company shall promptly take all actions required pursuant to
         Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03, including mailing to its shareholders an Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent or Sub will supply to the Company in writing and be solely responsible for any information so supplied with respect to any of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 to be included in the Information Statement.

                  (c) The foregoing notwithstanding, at all times following the purchase by Sub of Company Common Shares pursuant to the Offer and prior to the Effective Time, the Company shall be entitled to have four
         (4) members of the Board consisting of (i) three (3) persons who are directors on the date hereof and who are not employed by the Company and who are not affiliates, associates or employees of Parent or Sub or, in the event of a vacancy, persons designated by such persons (the "Independent Directors") and (ii) one (1) person who is a director on the date hereof and who is the Chief Executive Officer of the Company on the date hereof. Following the purchase by Sub of Company Common Shares pursuant to the Offer and prior to the Effective Time, neither Parent nor Sub will take any action to cause any Independent Director to be removed as members of the Board other than for cause. In addition, following the election or appointment of Sub's designees to the Board pursuant to this Section 1.03 and prior to the Effective Time, any amendment of this Agreement or the articles of incorporation or code of regulations of the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Sub, waiver of any of the Company's rights hereunder or the authorization of any other action to be taken under or in connection with this Agreement if such action materially and adversely effects the holders of Company Common Shares other than Parent or Sub, will require the concurrence of a majority of the directors of the Company then in office who are neither designated by Sub, employees of the Company or any of its Subsidiaries nor otherwise affiliated with Sub. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as reasonably determined appropriate by any of the Independent Directors. In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of this Agreement.

                                   ARTICLE II

                                   THE MERGER

         Section 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Ohio (the "OGCL"). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and an indirect wholly owned subsidiary of Parent. Sub and the Company are sometimes referred to herein as the "Constituent Corporations." As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted or cancelled in the manner provided in ARTICLE III.


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         Section 2.02  Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 9.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in ARTICLE VIII, the closing of the Merger (the "Closing") will take place at the offices of Thompson Hine LLP, 2000 Courthouse Plaza, N.E., Dayton, Ohio 45402 at 10:00 a.m., local time, on the third business day following satisfaction of the conditions set forth in ARTICLE VIII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date, time or place is agreed to by the parties hereto (the "Closing Date").

         Section 2.03 Effective Time. At the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Constituent Corporations on the forms prescribed by the Secretary of State of the State of Ohio (the "Secretary of State") and thereafter delivered to the Secretary of State for filing, as provided in Section 1701.81 of the OGCL, on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

         Section 2.04 Articles of Incorporation and Code of Regulations of the Surviving Corporation. At the Effective Time and subject to the provisions of
Section 7.07, (i) the articles of incorporation of Sub as in effect immediately prior to the Effective Time shall be amended so that the name of Sub shall be changed to The Elder-Beerman Stores Corp. and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation, and (ii) the code of regulations of Sub as in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such code of regulations.

         Section 2.05 Directors and Officers of the Surviving Corporation. The directors and officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and code of regulations.

         Section 2.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the OGCL.

         Section 2.07 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

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                                  ARTICLE III

                              CONVERSION OF SHARES

         Section 3.01 Conversion of Capital Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

                  (a) Conversion of Sub Common Shares. Each issued and outstanding common share, without par value, of Sub ("Sub Common Shares"), shall be converted into and become one fully paid and non-assessable common share, without par value, of the Surviving Corporation ("Surviving Corporation Common Shares"). Each certificate representing outstanding Sub Common Shares shall at the Effective Time represent an equal number of Surviving Corporation Common Shares.

                  (b) Cancellation of Treasury Shares and Shares Owned by Parent and Subsidiaries. All Company Common Shares that are owned by the Company as treasury shares and any Company Common Shares owned by Parent, Sub or any other direct or indirect wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

                  (c)  Conversion Ratio for Company Common Shares.

                       (i) Each issued and outstanding Company Common Share
                  (other than shares to be cancelled in accordance with Section 3.01(b) and other than Dissenting Shares (as defined in Section 3.01(d))) shall be converted into the right to receive the Transaction Consideration, without any interest thereon, subject to appropriate adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to the Company Common Shares occurring before the Effective Time.

                       (ii) All Company Common Shares converted in accordance
                  with paragraph (i) of this Section 3.01(c) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Transaction Consideration per share, upon the surrender of such certificate in accordance with Section 3.02, without any interest thereon, subject to any applicable withholding tax.

                  (d)  Dissenting Shares.

                       (i) Notwithstanding anything in this Agreement to the
                  contrary, each outstanding Company Common Share that is held of record by a holder who has properly exercised dissenters' rights with respect thereto under Section 1701.85 of the OGCL (a "Dissenting Share"), shall not be converted into or represent the right to receive the Transaction Consideration pursuant to Section 3.01(c), but the holder thereof shall be entitled to receive such payment of the fair cash value of such Company Common Share from the Surviving Corporation as shall be


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                  determined pursuant to Section 1701.85 of the OGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder's rights under Section 1701.85 of the OGCL, each such holder's Company Common Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Transaction Consideration, without any interest thereon, pursuant to
                  Section 3.01(c).

                       (ii) The Company shall give Parent (x) prompt notice
                  of any written demands for payment of the fair cash value of shares, withdrawals of such demands and any other instruments delivered pursuant to Section 1701.85 of the OGCL and (y) the opportunity jointly to participate with the Company in all negotiations and proceedings with respect to demands for payment under Section 1701.85 of the OGCL. The Company will not voluntarily make any payment with respect to any demands delivered to the Company pursuant to Section 1701.85 of the OGCL and will not, except with the prior written consent of Parent, settle or offer to settle any such demands or waive any failure to comply with Section 1701.85 of the OGCL by any holder of Company Common Shares.

                  (e)  Company Stock Option Plan.

                       (i) Subject to paragraph (iii) below, immediately
                  prior to the Effective Time, each outstanding option to acquire Company Common Shares, whether or not vested or exercisable ("Company Options") granted under The Elder-Beerman Stores Corp. Equity and Performance Incentive Plan, as amended and restated as of September 21, 2000 (the "Company Option Plan"), shall be cancelled by the Company. In consideration of such cancellation, the holder thereof shall be entitled to receive from the Company at the Effective Time an amount in respect thereof equal to the product of (A) the excess, if any, of the Transaction Consideration per share over the per share exercise price thereof and (B) the number of Company Common Shares subject thereto (the "Option Amount") (such payment to be net of applicable withholding taxes). Prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the Option Amount for each Company Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Company Options in accordance with this
                  Section 3.01(e). From and after the Effective Time, other than as expressly set forth in this Section 3.01(e), no holder of an Option shall have any other rights in respect thereof other than to receive payment, if any, for his or her Options as set forth in this Section 3.01(e).

                       (ii) Subject to paragraph (iii) below, immediately
                  prior to the Effective Time, each outstanding Deferred Share (as such term is defined in the Company Option Plan), whether or not subject to deferral limitations under the Company Option Plan, granted under the Company Option Plan shall be cancelled by the Company. In consideration of such cancellation, the holder thereof shall be entitled to receive from the Company at the Effective Time an amount in respect thereof equal to the Transaction Consideration (such payment to be net of


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

                  applicable withholding taxes). Prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the Transaction Consideration for each Deferred Share then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Deferred Shares in accordance with this Section 3.01(e). From and after the Effective Time, other than as expressly set forth in this Section 3.01(e), no holder of a Deferred Share shall have any other rights in respect thereof other than to receive payment for his or her Deferred Shares as set forth in this Section 3.01(e).

                       (iii) Except as provided herein or as otherwise agreed
                  in writing by the parties, the Company shall take all actions prior to or as of the Closing Date to the effect that the Company Option Plan and any other plan, program or arrangement with any current or former employee, officer, director or consultant providing for the issuance or grant of any interest in respect of the capital stock of the Company shall terminate as of the Effective Time. The Company shall exercise its reasonable best efforts to ensure that as of the Effective Time no Person, other than Parent, Sub or their Affiliates shall have any option, warrant or other right to acquire any Company Common Shares or any other equity interest in the Company under the Company Option Plan or any other plan, program, arrangement or agreement maintained by the Company or to which the Company is a party.

                       (iv) Prior to the Effective Time, the Board of Directors
                  of the Company (or, if appropriate, any committee administering the Company Option Plan) shall adopt such resolutions or take such actions as are necessary to carry out the terms of Section 3.01(e)(i) and (ii), subject, if necessary, to obtaining consents of the holders of Company Options and/or Deferred Shares to the cancellation thereof in exchange for the consideration set forth in Section 3.01(e)(i) and (ii).

         Section 3.02  Exchange of Certificates.

                  (a) Payment Agent. At the Closing, Parent shall deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Payment Agent"), a cash amount equal to the aggregate Transaction Consideration to which holders of Company Common Shares shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section 3.02. The Payment Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Payment Fund") for delivery as contemplated by this Section 3.02 and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of Company Common Shares shall be entitled, Parent and the Surviving Corporation shall in any event remain liable, and shall make available to the Payment Agent additional funds, for the payment thereof. All earnings in the Payment Fund in excess of the aggregate Transaction Consideration are the property of Parent and shall be



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

         disbursed to Parent promptly upon termination of the Payment Fund. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

                  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") whose shares are converted pursuant to Section 3.01(c) into the right to receive the Transaction Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and
         (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Transaction Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Transaction Consideration per Company Common Share represented thereby, subject to any applicable withholding tax, which such holder has the right to receive pursuant to the provisions of this ARTICLE III, and the Certificate so surrendered shall forthwith be cancelled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, the Transaction Consideration may be issued to a transferee if the Certificate representing such Company Common Shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Transaction Consideration per Company Common Share represented thereby as contemplated by this
         ARTICLE III, together with the dividends, if any, that may have been declared by the Company on the Company Common Shares in accordance with the terms of this Agreement and that remain unpaid at the Effective Time. Parent and the Surviving Corporation shall pay all fees and expenses of the Payment Agent in connection with the distribution of the Transaction Consideration.

                  (c) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Transaction Consideration due to such Person as provided in Section 3.02(b).

                  (d) No Further Ownership Rights in Company Common Shares. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends that may have been declared by the Company on such shares of Company Common Shares in accordance with the terms of this Agreement and that remained unpaid at the Effective Time. Unless otherwise required by
         Section 1701.85 of the OGCL, from and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this
         Section 3.02.

                  (e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the shareholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Transaction Consideration per Company Common Share. Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Common Shares for cash representing the Transaction Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (f) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by Parent.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Sub as follows:

         Section 4.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Section 4.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) the authorized capital shares of each such Subsidiary, (iii) the number of issued and outstanding capital shares of each such Subsidiary, and (iv) the record owners of all such shares. Except for interests in the Subsidiaries of the Company as set forth in Section 4.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. The Company has previously delivered or made available to Parent complete and correct copies of the certificates or articles of incorporation and code of regulations or bylaws (or other comparable charter documents) of the Company and its Subsidiaries.

         Section 4.02  Capitalization.

                  (a) The authorized capital shares of the Company consists solely of 25,000,000 Company Common Shares and 5,000,000 preferred shares, without par value ("Company Preferred Shares"). As of September 15, 2003, 11,585,457 Company Common Shares were issued and outstanding and no shares were held in the treasury of the Company. As of September 15, 2003, the Company had authorized for issuance 2,750,000 Company Common Shares pursuant to the Company Option Plan, and awards relating to 1,722,097 Company Common Shares have been issued of which the number of awards relating to Company Common Shares with an exercise price less than the Transaction Consideration is set forth in Section 4.02 of the Company Disclosure Letter. As of the date hereof, no Company Preferred Shares are issued and outstanding. As of the date hereof, The Elder-Beerman Stores Corp. Employee Stock Purchase Plan is terminated and no Options are issued and outstanding thereunder. All of the issued and outstanding Company Common Shares are, and all shares reserved for issuance pursuant to the Company Option Plan will be upon issuance in accordance with the terms specified in the Company Option Plan and the agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable. Except pursuant to this Agreement and the Rights Agreement, dated as of December 30, 1997, as amended as of November 11, 1998, as further amended as of June 25, 2003 and as further amended as of the date hereof, by and between the Company and Norwest Bank Minnesota, N.A., as rights agent (the "Company Rights Agreement"), and except as set forth in Section 4.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any capital shares of the Company or to grant, extend or enter into any Option with respect thereto.

                  (b) Except as set forth in Section 4.02 of the Company Disclosure Letter, all of the outstanding capital shares of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as set forth in Section 4.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any capital shares of any Subsidiary of the Company or agreements to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any Person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital shares of any Subsidiary of the Company.

                  (c) Except as set forth in Section 4.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Common Shares or any capital shares of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person.

         Section 4.03 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Shareholders' Approval (as defined in Section 7.03), if required by law, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company; the Board of Directors of the Company has recommended that the shareholders of the Company accept the Offer, tender their shares pursuant to the Offer and vote to adopt this Agreement; and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Shareholders' Approval, if required by law. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 4.04  Non-Contravention; Approvals and Consents.

                  (a) Except as set forth in Section 4.04 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or code of regulations or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Shareholders' Approval, if required by law, and the taking of the actions described in paragraph (b) of this Section 4.04, (x) any - statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, - concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, - - rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement (but not excluding any conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations or impositions of Liens under (i) the Company Store Leases (as defined in Section 4.16(b)) other than those that can not reasonably be expected to have a material adverse impact on one or more Company Store Lease or (ii) the Wright Holdings Merger Agreement (as defined in Section 10.11(i))).

                  (b) Except (i) for the filing of a pre-merger notification report by the Company under, and any other actions required under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Schedule 14D-9 with the SEC pursuant to the Exchange Act and the actions required under Section 14(f) and Rule 14f-1 under the Exchange Act as provided in Section 1.03(b), (iii) for the filing of the Proxy Statement (as defined in Section 4.09) with the SEC pursuant to the Exchange Act, (iv) for the filing of the Certificate of Merger and other appropriate merger documents required by the OGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (v) as set forth in Section 4.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, excluding from the foregoing such consents, approvals, actions, filings and notices that the failure to make or obtain, as the case may be, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement (but not excluding any consents, approvals, actions, filings or notices under the Company Store Leases or the Wright Holdings Merger Agreement).

         Section 4.05  SEC Reports and Financial Statements.

                  (a) As of their respective dates, each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since February 4, 2000 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all of the documents that the Company and its Subsidiaries were required to file with the SEC since such date: (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and if applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act"), and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, including, without limitation, the Sarbanes-Oxley Act, applicable thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 4.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated Subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

                  (b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents.

                  (c) As used in this Section 4.05, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

         Section 4.06 Absence of Certain Changes or Events. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.06 of the Company Disclosure Letter, since February 2, 2003
(a) there has not been any change, event or development that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole other than any change, event or development resulting from the announcement of the Company's receipt of a proposal from Parent or the execution of this Agreement and (b) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice.

         Section 4.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the most recent balance sheet included in the Company Financial Statements or as set forth in Section 4.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities (i) that were incurred in the ordinary course of business consistent with past practice, (ii) that have been disclosed in Section
4.07 of the Company Disclosure Letter, or (iii) that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         Section 4.08 Legal Proceedings. Except as specifically identified in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

         Section 4.09 Information Supplied. None of (a) the proxy statement relating to the Company Shareholders' Meeting, as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), the
Schedule 14D-9, and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Offer, the Merger and the other transactions contemplated hereby or (b) information supplied by the Company in writing for inclusion in the Schedule TO or the other Offer Documents will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company and at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the

Company Shareholders' Meeting that shall have become false or misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC. Each of the Schedule 14D-9 and the Proxy Statement filed by the Company with the SEC under the Exchange Act will comply as to form in all material respects with the Exchange Act.

         Section 4.10 Permits; Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company, its Subsidiaries, the Owned Real Property and the Company Store Leases are in compliance with the terms of the Company Permits, except for failures so to comply that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any Law or Order of any Governmental or Regulatory Authority, except for such violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

         Section 4.11  Compliance with Agreements; Certain Agreements.

                  (a) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred that, with notice or lapse of time or both, would reasonably be expected to result in a default under, (i) the certificates or articles of incorporation or code of regulations or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except with respect to (ii) for breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. All such Contracts are in full force and effect, except to the extent they have previously expired in accordance with their terms, or except where such invalidity or unenforceability would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

                  (b) Except as set forth in Section 4.11 of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written
         (i) consulting agreement providing for annual payments by the Company or any of its Subsidiaries in excess of $50,000, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee, (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) agreement that would restrict the Company's or any Subsidiary's ability to compete in any business in any location, (vii) agreement concerning a partnership or joint venture,
         (viii) loan agreement, promissory note, security agreement, deed of trust and other agreement relating to indebtedness for borrowed money or deferred purchase price of property (other than trade payables arising in the ordinary course of business), (ix) agreement relating to business acquisitions or dispositions not yet consummated, including any separate Tax or indemnification agreements, and (x) other agreement that would be required to be filed as an exhibit to an Annual Report on Form 10-K of the Company if the Company were to file such a report on the date of this Agreement (assuming for this purpose that the fiscal year covered thereby ended on the date of this Agreement).

                  (c) The Wright Holdings Merger Agreement has been terminated in accordance with its terms. In full satisfaction of the obligations of the Company thereunder, the Company, within two business days after the execution and delivery of this Agreement, will pay to Wright Holdings, Inc. an aggregate amount of no more than four million dollars ($4,000,000.00) and the Company will have no further obligations or liabilities under such agreement. Each of Wright Holdings, Inc. and its affiliates and subsidiaries remains bound by the terms and conditions of the Confidentiality Agreement, dated as of March 24, 2003, with the Company (the "WH Confidentiality Agreement"). A true and correct copy of such WH Confidentiality Agreement, as amended to date, has been delivered to Parent. To the knowledge of the Company, neither Wright Holdings, Inc. nor any of its affiliates, or subsidiaries or any other Person that is bound by such agreement is, in any material respect, in breach, violation or default under the terms thereof. Promptly following the execution of this Agreement, the Company shall request from Wright Holdings, Inc. that all non-public information made available to Wright Holdings, Inc., its affiliates, subsidiaries and representatives that is subject to such WH Confidentiality Agreement be returned to the Company or destroyed in accordance with the terms thereof.

         Section 4.12 Taxes. For purposes of this Agreement, "Taxes" (including, with correlative meaning, the word "Tax") shall include any and all federal, state, county, local, foreign or other taxes, charges, imposts, rates, fees, levies or other assessments imposed by any Governmental or Regulatory Authority, including, without limitation, all net income, alternative minimum, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding or other taxes, fees, assessments or other similar charges of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes. "Tax Returns" (including, with correlative meaning, "Tax Return") shall mean federal, state, local and foreign returns, estimates, information statements, designations, forms, schedules, reports and documents of every nature whatsoever required to be filed with any Governmental or Regulatory Authority relating to Taxes. Except as set forth in Section 4.12 of the Company Disclosure Letter:

                  (a) Each of the Company and its Subsidiaries has filed all material Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired, and all such Tax Returns are complete and accurate in all material respects;

                  (b) The Company and each of its Subsidiaries has timely paid (or, in the case of a Subsidiary, the Company has timely paid on its behalf) all Taxes shown as due on such Tax Returns;

                  (c) The Company and each of its Subsidiaries has withheld and timely paid to the applicable Governmental or Regulatory Authority with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except to the extent that failures to withhold and pay would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole;

                  (d) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries;

                  (e) Neither the Company nor any of its Subsidiaries has any liability for any material unpaid Taxes that has not adequately been accrued for, or reserved on, the most recent financial statements contained in the Company SEC Reports, other than any liability for unpaid Taxes that may have accrued since the date of the Company SEC Reports in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course, and except for inadequately accrued or reserved Taxes that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole;

                  (f) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved deficiencies which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole;

                  (g) No requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted or are pending;

                  (h) No audits or other proceedings by any Governmental or Regulatory Authority are presently pending or, to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries;

                  (i) Each power of attorney currently in force that has been granted by the Company or any of its Subsidiaries concerning any Tax matter is set forth in Section 4.12(f) of the Company Disclosure Letter;

                  (j) The Company has made available to Parent complete and accurate copies of (i) all material Tax Returns for all years for which the applicable statute of limitations has not expired, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any Governmental or Regulatory Authority relating to any Tax Return filed by or on behalf of the Company or any of its Subsidiaries and (iii) any Tax ruling or request for a Tax ruling applicable to the Company or any of its Subsidiaries and closing agreements entered into by the Company or any of its Subsidiaries;

                  (k) Neither the Company nor any of its Subsidiaries (i) is a party to, is bound by, or has any obligation under, any agreement relating to the allocation or sharing of Taxes or has any material liability for the Taxes of any Person other than the Company or its Subsidiaries, as a transferee, or successor or otherwise (including, without limitation, any liability under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law), (ii) has made any, or is obligated to make any, material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that under Code Section 280G will not be deductible, (iii) has ever been a member of an affiliated group of corporations (within the meaning of Code Section 1504(a)) filing consolidated federal Tax Returns (or any other consolidated, combined or unitary income Tax Return), other than the affiliated group of which the Company is the common parent, (iv) has made an election under
         Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or by any of its subsidiaries; or (v) have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five years;

                  (l) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns each position taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Code Section 6662;

                  (m) There are no material Liens for Taxes upon the assets of the Company or of any of its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings;

                  (n) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to, the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount as a result of the Merger that would not be deductible pursuant to Section 404 or 162(m) of the Code;

                  (o) Neither the Company nor any Affiliate has participated in any reportable or listed transaction as defined under Treasury Regulations Section 1.6011-4. If the Company or any Affiliate has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with applicable Treasury Regulations;

                  (p) Section 4.12 of the Company Disclosure Letter sets forth the states in which the Company and its Subsidiaries currently file income Tax Returns or corporate franchise Tax Returns. No claim has ever been made by a Governmental or Regulatory Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction;

                  (q) None of the assets of the Company or of any of its Subsidiaries are tax exempt use property within the meaning of Section 168(h) of the Code; and

                  (r) Neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under
         Section 355 of the Code (1) in the two years prior to the date of this Agreement or (2) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Offer and the Merger.

         Section 4.13  Employee Benefit Plans; ERISA.

                  (a) Except as set forth in Section 4.13 of the Company Disclosure Letter or as would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, (i) all Company Employee Benefit Plans (as defined below) are and have been maintained in compliance with all applicable requirements of Law, including without limitation ERISA (as defined below) and the Code, and (ii) neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred other than contribution obligations and payment of benefits arising in the normal course under any Company Employee Benefit Plan. Section 4.13(a)(1) of the Company Disclosure Letter lists all Company Employee Benefit Plans and all ERISA Affiliates. Except as set forth in Section 4.13(a)(2) of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement by the Company will not constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or beneficiary thereof. The only severance agreements or severance policies applicable to the Company or any of its Subsidiaries are the agreements and policies set forth in Section 4.13(a)(3) of the Company Disclosure Letter. Each Company Employee Benefit Plan and related trust intended to be qualified under Section 401(a) or 501(c)(9) of the Code is so qualified, has received a favorable determination letter from the IRS, and nothing has occurred that could adversely affect such determination.

                  (b)  As used herein:

                       (i) "Company Employee Benefit Plan" means any Plan
                  entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries or any ERISA Affiliate and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period immediately preceding the date of this Agreement.

                       (ii) "Plan" means any employment, bonus, incentive
                  compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workers' compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or other arrangement, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                       (iii) "ERISA Affiliate" means any Person, who on or
                  before the Effective Time, is under common control with the Company within the meaning of Section 414 of the Code.

                  (c) Complete and correct copies of the following documents have been made available to Parent: (i) all Company Employee Benefit Plans and any related trust agreements or insurance contracts, (ii) the most current summary plan descriptions of each Company Employee Benefit Plan subject to the requirement to give a summary plan description under ERISA, (iii) the most recent Form 5500 and schedules thereto for each Company Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company Employee Benefit Plan or related trust that is intended to qualify under Section 401(a) or 501(c)(9) of the Code, (v) the most recent accountings with respect to each Company Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the actuary of each Company Employee Benefit Plan with respect to which actuarial valuations are conducted.

                  (d) Except as set forth in Section 4.13(d) of the Company Disclosure Letter, neither the Company nor any Subsidiary nor any ERISA Affiliate maintains or is obligated to provide benefits under any life, medical or health Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) that provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (e) Except as set forth in Section 4.13(e) of the Company Disclosure Letter, each Company Employee Benefit Plan covers only employees who are employed by the Company or a Subsidiary (or former employees or beneficiaries with respect to service with the Company or a Subsidiary) or directors of the Company. The transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

                  (f) Neither the Company, any Subsidiary of the Company, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of
         Section 4001 of ERISA has at any time contributed to any "multiemployer plan," as that term is defined in Section 4001 of ERISA or to any "multiple employer plan" as described in Section 413(c) of the Code.

                  (g) No event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan or any Plan sponsored by an ERISA Affiliate, under which the Company or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), would reasonably be expected to be subject to any risk of material liability on the Company and its Subsidiaries under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

                  (h) No transaction contemplated by this Agreement will result in liability to the Pension Benefit Guaranty Corporation ("PBGC") under
         Section 302(c)(11), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company or any of its Subsidiaries or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and, to the knowledge of the Company, no event or condition exists or has existed which would reasonably be expected to result in any material liability to the PBGC with respect to the Company, any of its Subsidiaries or any other of such entities. Except as set forth in
         Section 4.13(h) of the Company Disclosure Schedule, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA. With respect to each plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, the Company and its Subsidiaries are not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the benefit obligations of all such plans as most currently determined by the plan's actuary on a plan-termination basis do not exceed the assets of such plans as of the date of this Agreement by more than $4,500,000.

                  (i) Except as disclosed in Section 4.13(i) of the Company Disclosure Letter, no condition, agreement or Plan provision limits the right of the Company or its affiliates to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA) without further liability to the Company or its Subsidiaries.

                  (j) Except as set forth in Section 4.13(j) of the Company Disclosure Letter, no employer securities, employer real property or other employer property is included in the assets of any Company Employee Benefit Plan.

                  (k) The Company has not violated Section 306 or 402 of the Sarbanes-Oxley Act.

         Section 4.14 Labor Matters. Except as set forth in Section 4.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor union, confederation or association and there are no discussions, negotiations, demands or proposals that are pending or, to the knowledge of the Company, threatened, or have been conducted or made with or by any labor union, confederation or association regarding organizational activities since February 4, 2000. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 4.14 of the Company Disclosure Letter, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since February 4, 2000, there has been no work stoppage, strike, material dispute or other concerted action by employees of the Company or any of its Subsidiaries. During that period, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, hours and collective bargaining. There is no pending or, to the knowledge of the Company, threatened action, complaint, arbitration, proceeding or investigation against the Company or any of its Subsidiaries by or before (or, in the case of any threatened matter, that could be brought before) any court, governmental agency, administrative agency, board, commission or arbitrator brought by or on behalf of any prospective, current or former employees of the Company or any of its Subsidiaries which would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 4.14 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has closed any retail store, distribution center or other facility, or effectuated any layoffs of employees or implemented any early retirement, separation or similar program in connection with any retail store closing since January 1, 2002, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future.

         Section 4.15  Environmental Matters.

                  (a) Each of the Company and its Subsidiaries is and has been in compliance, in all material respects, with all applicable Environmental, Health, and Safety Requirements.

                  (b) Without limiting the generality of the foregoing, each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements in connection with the use or operations on any real property or with respect to the business of each of the Company and its Subsidiaries except for such permits, licenses or other authorizations the failure of which to obtain and be in compliance with would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (c) Neither the Company or its Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential liabilities to any governmental authorities or third parties under any Environmental, Health, and Safety Requirements. None of the Company or its Subsidiaries is subject to any order, decree, injunction or lien by any governmental authority or any claim, indemnity or other agreement with any third party relating to liability under any Environmental, Health, and Safety Requirements.

                  (d) The properties currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Material in such a manner or concentration that the Company would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material. The properties formerly owned, leased or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Material during the period of ownership or operation by the Company or any of its Subsidiaries in such a manner or concentration that the Company would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material. Neither the Company nor any of its Subsidiaries are or, to the knowledge of the Company, are alleged to be, subject to liability for any Release of Hazardous Material on the property of any third party.

                  (e) Except as set forth on Section 4.15 of the Company Disclosure Letter, none of the following exists at any real property or facility owned or operated by the Company or its Subsidiaries: (1) underground storage tanks, (2) asbestos-containing material, (3) materials or equipment containing polychlorinated biphenyls, or (4) lead-based paint, mold, fungi, bacteria or other biological material or organisms for which remediation, abatement or removal is necessary for the health, safety or welfare of persons in or about the real property or for which remediation is required under applicable Laws.

                  (f) None of Company or its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Materials in a manner that has given or would give rise to liabilities under applicable Environmental, Health, and Safety Requirements, including, but not limited to, any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney or consultant fees under Environmental, Health, and Safety Requirements.

                  (g) For purposes of this Section 4.15, the following terms shall have the following meanings:

                       (i) "Environmental, Health, and Safety Requirements"
                  means all federal, state, local and foreign statutes, laws (including principles of common law), regulations, ordinances, licenses, permits, approvals or restrictions concerning public health and safety, worker health and safety, natural resources and pollution or protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material, as such requirements are enacted and in effect on or prior to the Effective Time.

                       (ii) "Hazardous Material" means all pollutants,
                  contaminants, hazardous substances, hazardous waste, toxic substances, solid or special waste and materials, petroleum and petroleum constituents, PCBs, asbestos, radon, radioactive materials and any other compound, element, material or substance in any form whatsoever regulated or restricted by or under Environmental Health and Safety Requirements.

                       (iii) "Release" means the spilling, leaking, disposing,
                  discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

         Section 4.16  Company Real Property.

                  (a) Section 4.16 of the Company Disclosure Schedule identifies each parcel of real property owned or leased by the Company or one of its Subsidiaries (the "Company Real Property"). The Company and its Subsidiaries have good and marketable fee simple title to each property identified as owned by it, free and clear of all Liens other than (i) Liens that do not, individually or in the aggregate, materially impair the conduct by the Company of its business thereon or materially detract from the value thereof, (ii) Liens for Taxes accrued but not yet payable, and (iii) Liens that secure obligations of the Company under the Amended and Restated Credit Agreement, dated as of July 9, 2002, by and among the Company, Citibank, N.A., as issuer, Citicorp USA, Inc., as agent, Swing Loan Bank and the other lenders named therein (the "Company Credit Facility") (each of (i), (ii) and
         (iii) being "Permitted Encumbrances"). The Company holds a valid leasehold interest under a lease or sublease covering each property identified as leased by it free and clear of all Liens other than Permitted Encumbrances.

                  (b) The Company has made available to Parent a complete, correct and current copy of the store leases and distribution center lease relating to each property identified as leased by it (the "Company Store Leases"), including any modifications and supplements. Except as set forth in Section 4.16 of the Company Disclosure Schedule
         (i) all of the Company Store Leases are in full force and effect, (ii) the Company and, to the knowledge of Company, all other parties to the Company Store Leases have, in all material respects, duly and timely performed their obligations and are not in default under the Company Store Leases,
         (iii) the Company has not given or received any notice of a material default under any of the Company Store Leases, (iv) no event has occurred or condition exists that, with the giving of notice, the passage of time, or both, would constitute a material default by the Company or, to the knowledge of the Company, any other party under any of the Company Store Leases, and (v) to the knowledge of the Company, none of the Company Store Leases is subject to any impending cancellation.

                  (c) The use of the Company Real Property by the Company and its Subsidiaries in their businesses as presently and ordinarily conducted conforms with applicable zoning laws, regulations and permits, except where the failure to conform would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is obligated under or bound by any agreement, option, right of first refusal, purchase contract or other contractual right to sell, lease or dispose of any Owned Real Property or any portions thereof.

         Section 4.17 Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) free and clear of all liens, security interests or other encumbrances which is material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Except as set forth in Section 4.17 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and, to the Company's knowledge, such Intellectual Property is not being infringed by any third party and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. No material claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, trade secrets, Internet domain names and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

         Section 4.18 Insurance. Section 4.18 of the Company Disclosure Letter contains a list of all material insurance policies which are owned by the Company and any of its Subsidiaries and which name the Company or any of its Subsidiaries as an insured, including without limitation, self-insurance programs and those which pertain to the Company's assets, employees or operations. All such insurance policies are in full force and effect and the Company has not received notice of cancellation of any such insurance policies.

         Section 4.19 Affiliate Transactions. Except as set forth in the Company SEC Reports, there are no contracts, commitments, agreements, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) present officer or director of the

Company or any of its Subsidiaries or any of their immediate family members (including their spouses) or (ii) affiliate of any such officer, director, family member or beneficial owner, on the other hand, required to disclosed pursuant to Item 404 of Regulation S-K of the SEC.

         Section 4.20 Vote Required. The affirmative vote of the holders of record of at least two-thirds of the outstanding Company Common Shares with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital shares of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

         Section 4.21 Opinion of Financial Advisor. The Company has received the opinion of RBC, dated the date hereof, to the effect that, as of the date hereof, the Transaction Consideration to be received in the Offer and the Merger by the shareholders of the Company is fair from a financial point of view to the shareholders of the Company and the Company has delivered a true and complete copy of such fairness opinion to Parent.

         Section 4.22 Company Rights Agreement. Each right issued under the Company Rights Agreement is represented by the certificate representing the associated Company Common Shares and is not exercisable or transferable apart from the associated Company Common Shares, and the Company has taken all necessary actions so that (a) the Company Rights Agreement will not be applicable to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and (b)(i) none of Parent, Sub or their Affiliates is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (ii) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (i) and (ii), by reason of the execution of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby.

         Section 4.23 Anti-takeover Statutes Not Applicable. Except for Section 1707.01 et seq. of the Ohio Revised Code, no "fair price," "merger moratorium," "control share acquisition" or other similar anti-takeover statute or regulation existing under, or adopted in connection with, the laws of the State of Ohio will apply to this Agreement, the Offer, the Merger or the other transactions contemplated hereby.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub represent and warrant to the Company as of the date of this Agreement as follows:

         Section 5.01 Organization and Qualification. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has conducted its operations only as contemplated hereby and has no material liabilities. In Schedule 5.01 to the letter dated the date hereof and delivered to Company by Parent and Sub concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter") there is included complete and correct copies of the certificates or articles of incorporation and code of regulations or bylaws (or other comparable charter documents) of Parent and Sub.

         Section 5.02 Authority Relative to this Agreement. Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by their respective Boards of Directors and by Parent in its capacity as the sole shareholder of Sub, and no other corporate proceedings on the part of either of Parent or Sub or their respective shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         Section 5.03  Non-Contravention; Approvals and Consents.

                  (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or code of regulations or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this
         Section 5.03, (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, rights of payment or reimbursement, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

                  (b) Except (i) for the filing of a pre-merger notification report by Parent and Sub under, and any other actions required under, the HSR Act, (ii) for the filing of the Schedule TO with the SEC pursuant to the Exchange Act and the filing of certain information relating to the Offer under Section 1707.041 of the Ohio Revised Code and (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the OGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices that the failure to make or obtain, as the case may be, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

         Section 5.04 Information Supplied. Neither the information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion, in the
Schedule 14D-9 or the Proxy Statement or any other documents to be filed by Parent, Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby, including without limitation, the Schedule TO and the other Offer Documents will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company and at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 5.05 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent or Sub, threatened against, relating to or affecting, nor to the knowledge of Parent or Sub are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

         Section 5.06 Capitalization of Sub. The authorized capital stock of Sub consists of 1,000 common shares, without par value, all of which shares are validly issued and outstanding, fully paid and nonassessable and are owned by The Bon-Ton Department Stores, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent, free and clear of any and all

Liens. On the date hereof Sub has, and at all times through the Effective Time, Sub will continue to have, no obligations or liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature except for nominal liabilities associated with Sub's organization and liabilities arising under or in connection with this Agreement.

         Section 5.07 Financing. Parent has, or has received binding (subject to the terms and conditions thereof) written commitments from financially responsible financial institutions to obtain, the funds necessary to consummate the Offer and the Merger and pay the Transaction Consideration as provided in
Section 3.01, and to refinance all debt of the Company and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Merger or the financing thereof and to pay related fees and expenses (collectively, the "Commitment Letters"), and, in addition to satisfying any obligations under Section 7.17, will make such funds necessary to pay the Transaction Consideration available to Sub immediately prior to the expiration of the Offer. Parent has provided the Company with true and complete copies of all commitments and agreements from third parties to provide such financing to Parent or Sub. As of the date of this Agreement, Parent is not aware of any condition in such Commitment Letters which, subject to the Company's compliance with Section 6.03, is not capable of being satisfied on or prior to October 31, 2003. Parent shall keep the Company informed with respect to material activity concerning the status of such financing, and shall give the Company prompt notice of any material adverse change with respect to such financing.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

         Section 6.01 Covenants of the Company. At all times from and after the date hereof until the Share Acceptance Date, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed)):

                  (a) The Company and each of its Subsidiaries shall conduct their respective businesses only in, and neither the Company nor any such Subsidiary shall take any action except in, the ordinary course consistent with past practice.

                  (b)  Without limiting the generality of paragraph (a) of this
         Section 6.01, (x) the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (y) the Company - shall not, nor shall it permit any of its Subsidiaries to:

                       (i) amend or propose to amend its certificate or articles of incorporation or code of regulations or bylaws (or other comparable charter documents);

                       (ii) (A) declare, set aside or pay any dividends on
                  or make other distributions in respect of any of its capital shares, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation,
                  (B) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (D) directly or indirectly redeem, repurchase or otherwise acquire any capital shares or any Option with respect thereto, except for repurchases in connection with the Company Option Plan that result from a participant's use of Company Common Shares to exercise options or pay withholding taxes in connection with such exercise;

                       (iii) issue, deliver or sell, or authorize or propose
                  the issuance, delivery or sale of, any of its capital shares or any securities convertible into or exercisable for any of its capital shares or any Option, warrants or rights with respect thereto, other than (A) the issuance of Company Common Shares or share appreciation or similar rights, as the case may be, pursuant to Options outstanding on the date of this Agreement and in accordance with their present terms, (B) the issuance by a wholly owned Subsidiary of its capital shares to its parent corporation, or (C) the issuance of rights pursuant to the Company Rights Agreement in accordance with the terms thereof, or modify or amend any right of any holder of outstanding capital shares or Options with respect thereto except as contemplated by this Agreement;

                       (iv) except for transactions provided for in or
                  contemplated by the Company's 2003 Budget approved by the Board and furnished to Parent (the "Company Budget"), a copy of which is attached to the Company Disclosure Letter, acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice;

                       (v) sell, lease, sell and lease back, pledge, grant
                  any security interest in or otherwise dispose of or encumber any of its assets or properties, other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) to the extent provided for in the Company Budget or disclosed in the Company Disclosure Letter, and
                  (iii) sales of assets, in the aggregate between the date hereof and Closing, of up to $250,000;

                       (vi) except to the extent required by applicable Law
                  or Order make any tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                       (vii) except as set forth in Section 6.01(b)(vii) of
                  the Company Disclosure Letter or to the extent provided for in or contemplated by the Company Budget (x) incur any indebtedness for borrowed money, except pursuant to the Company Credit Facility in the ordinary course of business or
                  (y) enter into any new credit facility;

                       (viii) except for the vesting of all unvested Options
                  as contemplated by Section 3.01(e), enter into, adopt, amend in any material respect (except as may be required by applicable Law) or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, pay any benefit not required by any plan or arrangement in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any officer or director of the Company or its Subsidiaries or, except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any non-officer employee;

                       (ix) enter into any Contract or amend or modify any
                  existing Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any Affiliate of the Company or any of its Subsidiaries;

                       (x) make any capital expenditures or commitments for
                  capital expenditures for the opening of any new stores or the expansion or remodeling of any existing stores or any other material capital projects, except as set forth in Section 6.01(b)(x) of the Company Disclosure Letter;

                       (xi) settle or compromise any litigation (whether or
                  not commenced prior to the date of this Agreement), other than settlements involving payments that are not in excess of $100,000 in the aggregate over amounts fully recoverable from insurance;

                       (xii) make any change in the lines of business in
                  which it participates or is engaged; or

                       (xiii) enter into any Contract, commitment or arrangement
                  to do or engage in any of the foregoing.

                  (c) The Company shall confer on a regular basis with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, known to the Company, which would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby.

         Section 6.02  No Solicitation.

                  (a) Prior to the Effective Time, the Company agrees (1) that neither it nor any of its Subsidiaries shall, and it shall cause - its and their respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to an Alternative Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement) or grant any waiver or release under any confidentiality, standstill or similar agreement with respect to any class of equity securities of the Company or any Subsidiary; and (2) that it will immediately - cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section 6.02; provided, however, that nothing contained in this Section 6.02 shall prohibit the Board of Directors of the Company from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement; provided, however, that any such confidentiality agreement shall not restrict the parties thereto from making an Alternative Proposal) or entering into discussions or negotiations with any Person or group that makes an unsolicited bona fide Alternative Proposal, if a majority of the Board of Directors of the Company, without including directors who may be considered Affiliates (as defined in Rule 405 under the Securities Act) of any person making an Alternative Proposal ("Disinterested Directors"), determines in good faith (after receipt of advice from reputable outside legal counsel experienced in such matters (including without limitation Thompson Hine LLP) that there is a reasonable basis to conclude that the failure to take any action that would otherwise be prohibited by any such restriction would result in a breach of the Board of Directors' fiduciary duties under applicable
         Law) that the Alternative Proposal is or presents a reasonable likelihood of resulting in a Superior Proposal and was not solicited by it after the date hereof and did not otherwise result from a breach of this Section 6.02; and (ii) to the extent required, taking and disclosing to the Company's shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or making any other disclosure to the Company's shareholders if, in the good faith judgment of a majority of the Disinterested Directors, after being advised by reputable outside counsel experienced in such matters (including without limitation, Thompson Hine LLP), there is a reasonable basis to conclude that disclosure is required under applicable Law. The Company will promptly notify Parent after receipt of a proposal relating to any Alternative Proposal or any request for information relating to the Company or for access to the properties, books or records of the Company by any Person that has made a proposal relating to an Alternative Proposal or any Person who the Company believes in its reasonable judgment may be considering making, or has made, a proposal relating to an Alternative Proposal, or any request for nonpublic information from any Person, and will keep Parent fully informed on a current basis (and in any event within 24 hours after receipt of an indication, request or a proposal relating to an Alternative Proposal, or any revision of such proposal) of the status and details of any such Alternative Proposal, indication or request. The Company will not enter into any agreement or arrangement (other than a confidentiality agreement as described above), or make any recommendation (except as contemplated by Section 6.02(a)(ii) above), with respect to an Alternative Proposal that is or presents a reasonable likelihood of resulting in a Superior Proposal for one business day after delivery of such a notice to Parent indicating the Company's intention to enter into such an agreement or arrangement, or to make such a recommendation, with respect to such Alternative Proposal, which notice shall include all material terms of such proposal, and the Company will negotiate exclusively in good faith with Parent for such one-business day period to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; provided, however, that any such proposed adjustments shall be at the discretion of the parties hereto at the time and that no more than one one business day negotiation period shall apply to any particular Alternative Proposal, it being understood that any material change to an Alternative Proposal will give rise to a new one business day negotiation period under this Section 6.02, unless the Company shall have notified Parent in writing that the Company does not intend to enter into any agreement or arrangement (other than a confidentiality agreement as described above), or make a recommendation, with respect to such Alternative Proposal as modified by such material change. Nothing in this Section 6.02 shall permit the Company to terminate this Agreement except as provided in ARTICLE IX.

                  (b) Neither the Company nor the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of this Agreement or the Merger, or, except as contemplated by Section 6.02(a)(ii) above, propose publicly to approve or recommend an Alternative Proposal unless a majority of the Disinterested Directors determines, in its good faith judgment (after receipt of advice from reputable outside legal counsel experienced in such matters, including without limitation Thompson Hine LLP) that there is a reasonable basis to conclude that the failure to take such action would result in a breach of the Board of Directors' fiduciary duties under applicable Law and the Company has otherwise complied with its obligations under this Section 6.02.

                  (c) For purposes of this Agreement, "Alternative Proposal" means any merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (ii) 20% or more of the outstanding Company Common Shares, or (iii) any of the outstanding capital shares of any Subsidiary of the Company. For purposes of this Agreement, "Superior Proposal" means any bona fide written Alternative Proposal (with the percentages included in the definition of Alternative Proposal replaced with 50% for purposes of this definition) that a majority of the Disinterested Directors determines, in its good faith judgment (after consultation with the Company's legal and financial advisors and taking into account all the terms and conditions of the Alternative Proposal and this Agreement deemed relevant by such Disinterested Directors): (1) that contains terms that - provide greater value to the Company's shareholders than the Offer and the Merger (and any revised proposal made by Parent); (2) that is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the - Alternative Proposal; and (3) for which financing, to the extent required, is, as of the date of the determination by the - Disinterested Directors, committed at least to the same extent as Parent's financing is committed as of the date hereof.

         Section 6.03 Financing-Related Cooperation. The Company agrees to provide, and will cause its Subsidiaries and its and their respective directors, officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents as may be reasonably required by Parent and taking such other actions as are reasonably required to by taken by the Company; provided that all such agreements, letters, and instruments executed by the Company are unilaterally revocable by the Company as to the Company prior to the Effective Time without notice or penalty of any kind and do not obligate the Company to pay any fees or expenses to such financing sources prior to the Effective Time; provided further that Parent shall use commercially reasonable efforts to ensure that the disclosures made by Parent in response to representations and warranties contained in any financing agreements executed by Parent in respect of the transactions contemplated by this Agreement are not materially inconsistent with the corresponding disclosures contained in the Company Disclosure Letter with respect to the same or similar matters; and provided further, that Parent shall use reasonable efforts not to materially interfere with the duties of such officers, employees and advisors such that the Company's business and results of operations would be materially adversely affected thereby. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Parent, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company and its Subsidiaries; provided that no call for redemption or prepayment shall be irrevocably made until contemporaneously with or after the Effective Time.

         Section 6.04 SEC Reports. The Company shall cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company between the date of this Agreement and the Effective Time (the "New SEC Reports") to be prepared in all material respects in accordance with the requirements set forth in Section 4.05(a) hereof.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

         Section 7.01 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to Parent (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or any of such other Persons shall reasonably request. No investigation pursuant to this Section 7.01 or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 7.01 shall be governed by the terms of the Confidentiality Agreement, dated as of July 30, 2003, between the Company and Parent (the "Confidentiality Agreement"). Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, the obligations of confidentiality contained herein or in the Confidentiality Agreement shall not apply, and any party hereto or its employees, representatives and other agents may disclose to any and all persons, without limitation of any kind, (a) the "tax treatment" and "tax structure" of the "transactions" contemplated by this Agreement (as these terms are defined in Treasury Regulations Section 1.6011-4(b) and (c)) and (b) all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment or tax structure; provided, however, that such disclosure may not be made (to persons other than tax advisors) (i) until the earlier of (A) the date of the public announcement of the discussions relating to such transactions, (B) the date of the public announcement of such transactions or (C) the date of the execution of this Agreement and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities Laws.

         Section 7.02 Preparation of Proxy Statement. If a Company Shareholders' Meeting is required by applicable law in order to consummate the Merger, the Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable after Sub accepts for purchase Company Common Shares pursuant to the Offer, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Shares entitled to vote at the Company Shareholders' Meeting at the earliest practicable time.

         Section 7.03 Approval of Shareholders. If required by applicable law in order to consummate the Merger, the Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of voting on the adoption of this Agreement and obtaining approval of adoption of this Agreement by the holders of at least two-thirds of the Company Common Shares entitled to vote thereon (the "Company Shareholders' Approval") as soon as reasonably practicable after the date that Sub accepts for purchase Company Common Shares pursuant to the Offer. Except as permitted by Section 6.02, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt this Agreement and shall use its reasonable best efforts to obtain such adoption.

         Section 7.04 Merger Without Meeting of Shareholders. Notwithstanding the foregoing, in the event that Parent, Sub, or any their Affiliates shall acquire at least ninety percent (90%) of the outstanding Company Common Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of shareholders of the Company, in accordance with
Section 1701.801 of the OGCL.

         Section 7.05 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Section 7.02, Section 7.03 and Section 7.04, each of the Company and Parent will use reasonable best efforts to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Offer and the Merger and the other transactions contemplated hereby, including, without limitation, the filing by Parent and Sub of Information Pertaining to a Control Bid on Form 041 pursuant to Section 1707.01 et seq. of the Ohio Revised Code, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their Affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its Affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other transactions contemplated by this Agreement commenced by any of the FTC, the Antitrust Division or any state or state attorney general. Notwithstanding the foregoing, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain the Company, any of its Subsidiaries or any of the material businesses or assets of the Company or its Subsidiaries. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the failure to obtain any or all of the consents identified by an asterisk (*) in Section 4.04 of the Company

Disclosure Letter shall not result in the failure to satisfy the condition set forth in clause (b) of Annex A.

         Section 7.06  Employee Matters.

                  (a) Except for employees covered by any collective bargaining contract, and except as otherwise expressly provided in this Agreement, during the period commencing at the Share Acceptance Date and ending December 31, 2003, Parent will (i) cause the Company Employee Benefit Plans (other than the Company Option Plan and other Plans providing equity or equity-based awards) in effect on the date of this Agreement to remain in effect; provided, however, this covenant shall not prohibit changes in benefit plans in the ordinary course of business or as may be required by applicable Laws or (ii) to the extent that such Company Employee Benefit Plans are not so continued, cause the Company to maintain until such date benefit plans that are substantially comparable, in the aggregate, to the Company Employee Benefit Plans (other than the Company Option Plan and other Plans providing equity or equity-based awards) in effect on the date of this Agreement.

                  (b) The Plans in which the Company's employees participate following the Share Acceptance Date will (i) credit, for vesting and eligibility purposes only, all service performed for the Company prior to the Share Acceptance Date, but not for benefit accrual (including eligibility for any subsidized early retirement pension amount), (ii) waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the Share Acceptance Date, have not been satisfied under any Company Employee Benefit Plan) and (iii) provide that any covered expenses incurred on or before the Share Acceptance Date during the plan year of the applicable Company Employee Benefit Plan will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Share Acceptance Date.

                  (c) Following the Share Acceptance Date and prior to January 1, 2005, Parent shall cause the Company to maintain the Employment Termination Pay Plan (as defined in Section 4.13(a)(1) of the Company Disclosure Letter) on terms no less favorable to any person employed by the Company on the Share Acceptance Date than the terms of such plan on the date of this Agreement. Parent shall cause the Company to pay to any person employed by the Company on the Share Acceptance Date who becomes eligible to receive a severance payment under the Employment Termination Pay Plan at any time after the Share Acceptance Date and prior to January 1, 2005 an amount equal to the greater of (i) the severance amount payable to such employee under the Employment Termination Pay Plan and (ii) the severance amount that would be payable to a comparable employee of Parent under Parent's severance program then in effect.

                  (d) As promptly as practicable after the date hereof, the Board shall take all actions necessary or desirable to amend the Company Option Plan to provide that following the Share Acceptance Date
         (i) Section 5.5 of the Company Option Plan shall be deleted in its entirety and no Participant (as defined in the Company Option Plan) shall be entitled to defer any portion of an Annual Incentive Award
         (as defined in the Company Option Plan) and (ii) Section 5.7 shall be amended to provide that a Participant

         (as defined in the Company Option Plan) employed by the Company on the Share Acceptance Date shall be entitled to receive an Annual Incentive Award for the 2003 fiscal year of the Company under the Company Option Plan determined in accordance with the provisions of the Plan, but in no event would a Participant's Annual Incentive Award be less than such Participant's annualized award for the fiscal year of the Company ending February 2, 2003 provided that (i) the "Net Operating Profit" (as defined in the Performance Incentive Plan for the 2003 fiscal year of the Company which Plan is set forth in Section 7.06 of the Company Disclosure Letter) exceeds $18,700,000 and (ii) either (x) the Participant was --- - continuously employed by the Company from the Share Acquisition Date to April 15, 2004 or (y) the Participant's employment - was terminated (1) by the Company other than for cause or
         (2) by the Participant provided that there was a material decrease in the Participant's annual compensation after the Share Acceptance Date and on or prior to April 15, 2004. Parent shall cause the Company to pay all Annual Incentive Awards earned by employees of the Company pursuant to such amended Plan no later than April 15, 2004 (or if April 15, 2004 is not a business day, the first business day thereafter).

         Section 7.07  Indemnification; Directors' and Officers' Insurance.

                  (a) From and after the Share Acceptance Date until the sixth anniversary of the Effective Time, Parent shall indemnify, advance expenses to, and hold harmless the present and former officers and directors of the Company and its Subsidiaries, in each case to the fullest extent permitted by law, in respect of acts or omissions occurring prior to or after the Share Acceptance Date. From and after the Effective Time, Parent shall cause the articles of incorporation and code of regulations of the Surviving Corporation to contain provisions substantially similar in terms of the rights granted in the provisions with respect to indemnification and insurance set forth in the Company's articles of incorporation and code of regulations in effect on the date hereof, which provisions shall not be amended in any manner prior to the sixth anniversary of the Effective Time that would adversely affect the rights thereunder of the Company's employees, agents, directors or officers for acts or omissions occurring on or prior to the Effective Time, except if such amendment is required by applicable Law. Any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth in the Company's articles of incorporation or code of regulations shall be made by independent counsel selected by Parent and reasonably acceptable to such officer or director. Parent shall pay such counsel's fees and expenses so long as such officer or director does not challenge any such determination by such independent counsel. With respect to acts or omissions occurring on or prior to the Share Acceptance Date or, with respect to directors or officers who continue to serve until the Effective Time, the Effective Time, Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, at no cost to the beneficiaries thereof, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof to the extent that such insurance coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 200% of the annual premium for the Company's current insurance policies and, if such insurance coverage cannot be so purchased or maintained at such cost, providing as much of such insurance as can be so purchased or maintained at such cost.

                  (b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 7.07.

         Section 7.08 Expenses. Except as set forth in Section 9.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Parent shall pay the filing fee in connection with the filings required under the HSR Act. Promptly after the execution of this Agreement, Parent shall pay to the Company by wire transfer to an account designated by the Company the amount paid by the Company to Wright Holdings, Inc. pursuant to Section 8.02 of the Wright Holdings Merger Agreement; provided, however, that in no event shall Parent be obligated to pay to the Company more than three million dollars ($3,000,000.00) pursuant to this Section 7.08.

         Section 7.09 Sub. Prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Sub for the issuance of its stock to Parent) or any material liabilities. Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

         Section 7.10 Brokers or Finders. Each of Parent and the Company represents, as to itself and its Subsidiaries and Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except (a) RBC, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a complete and correct copy of which has been delivered by the Company to Parent) and (b) Lazard Freres & Co. LLC, whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm. Each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any Person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

         Section 7.11 Takeover Statutes. If any "fair price," "merger moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall, to the extent permitted by law, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act, to the extent permitted by Law, to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

         Section 7.12 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

         Section 7.13 Notice and Cure. Each of Parent and the Company will notify the other of, and will use commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent and the Company also will notify the other in writing of, and will use commercially reasonable efforts to cure before the Closing, any violation or breach, as soon as practicable after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company in this Agreement. No notice given pursuant to this Section 7.13 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

         Section 7.14 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken commercially reasonable steps necessary or desirable to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the non-fulfillment of any such condition.

         Section 7.15 Environmental Matters. The Company shall make available to Parent and Sub all investigations, reports, assessments and other materials in its possession relating to the compliance of the Real Property with applicable federal and state laws relating to the protection of the environment or the existence of any obligations or liabilities arising thereunder. The Company shall cooperate with Parent and Sub in making any environmental investigations of the Real Property that parent or Sub deems appropriate; provided that (i) Parent and Sub shall obtain the Company's written consent prior to entering any Real Property and prior to conducting any assessment or testing with respect thereto and (ii) the Company shall have entered into an agreement reasonably satisfactory to it with each contractor of Parent or Sub who will perform such testing.

         Section 7.16 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Shares from Nasdaq and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the expiration of the Offer or the Effective Time, as appropriate.

         Section 7.17 Existing Credit Facilities. Following the execution of this Agreement, if requested by Parent in writing, the Company shall use its reasonable best efforts to obtain any waivers under its existing credit and other financing facilities that may be required so that such facilities would not become due and payable until the Effective Time. In the event that any such extensions are not obtained, Parent will make available to the Company as of the Share Acceptance Date sufficient funds to repay all amounts that may become due and owing as of the Share Acceptance Date under such facilities.

                                  ARTICLE VIII

                                   CONDITIONS

         Section 8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been adopted by the requisite vote of the shareholders of the Company under the OGCL and the Company's articles of incorporation, if such vote is required by applicable law.

                  (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  (c) No Injunctions or Restraints. No Governmental or Regulatory Authority having proper jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

                  (d) The Offer. Sub shall have purchased Company Common Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval:

                  (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors (with, in the case of the Company following the Share Acceptance Date, the concurrence of a majority of the Independent Directors);

                  (b) by Parent upon written notice to the Company if an occurrence or circumstance (except where Parent's or Sub's failure to fulfill any of their respective obligations under this Agreement is the cause of or resulted in such occurrence or circumstance or except where there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Sub that has not been cured) has rendered the conditions set forth in Annex A hereto incapable of being satisfied, and (i) Sub shall have failed to commence the Offer after the date of this Agreement in accordance with the terms of this Agreement or (ii) the Offer shall have been terminated or shall have expired, in either instance in accordance with the terms of this Agreement, without Sub having purchased any Company Common Shares pursuant to the Offer;

                  (c) by either Parent or the Company upon written notification to the non-terminating party by the terminating party if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued a Law or Order making illegal or otherwise restricting, preventing or prohibiting the Offer or the Merger and any such Order shall have become final and non-appealable;

                  (d) by Parent upon written notification to the Company, prior to the Share Acceptance Date, if (i) Parent or Sub shall discover that there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach is not curable or, if curable, has not been cured within the earlier of thirty (30) days following receipt by the Company of notice of such breach from Parent or the Final Date, (ii) the Board of Directors of the Company shall have withdrawn or modified or qualified in a manner adverse to Parent its approval or recommendation of this Agreement, the Offer or the Merger or shall have approved, recommended or entered into any agreement with respect to any other Alternative Proposal or failed to reconfirm its recommendation of this Agreement, the Offer and the Merger within ten (10) business days following a reasonable written request for such reconfirmation by Parent or (iii) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer at least two-thirds of the Company Common Shares, on a fully diluted basis, and after the date hereof and on or prior to the Final Date a person shall have made or modified a written Alternative Proposal to the Company and not withdrawn such proposal;

                  (e) by the Company upon written notification to Parent, prior to the Share Acceptance Date if (i) the Company shall discover that there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, which breach is not curable or, if curable, has not been cured within the earlier of thirty (30) days following receipt by Parent of notice of such breach from the Company or the Final Date or
         (ii) after the date hereof the Board of Directors of the Company shall receive an unsolicited bona fide Alternative Proposal and the Board of Directors determines in good faith (after receiving advice from reputable outside legal counsel experienced in such matters (including without limitation, Thomson Hine LLP)) that the Alternative Proposal is or presents a reasonable likelihood of resulting in a Superior Proposal and was not solicited by it after the date hereof and did not otherwise result from a breach of Section 6.02; provided that the Company's ability to terminate this Agreement pursuant to this paragraph (e)(ii) is conditioned upon the payment by the Company to Parent of any amounts owed by it pursuant to Section 9.02(d) and Section 9.02(e); or

                  (f) by the Company if there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company that has not been cured and (i) Sub shall have failed to commence the Offer within the time required by Section 1.01(a) hereof, (ii) the Offer shall have been terminated or shall have expired without Sub having purchased any Company Common Shares pursuant to the Offer or (iii) Sub shall have failed to pay for Company Common Shares pursuant to the Offer prior to the Final Date.

         Section 9.02  Effect of Termination.

                  (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 9.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or Affiliates), except (i) that the provisions of Section 7.08 and Section 7.10 and this Section 9.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraphs (b) (c), (d) and (f) below.

                  (b)  In the event that this Agreement is terminated:

                       (i) by Parent pursuant to Section 9.01(b)(i) or
                  Section 9.01(d)(iii) or by the Company pursuant to Section 9.01(f)(i) and an Alternative Proposal is publicly disclosed or publicly proposed to the Company or its shareholders at any time after the date hereof and prior to the date of termination;

                       (ii) by Parent pursuant to Section 9.01(b)(ii) or the
                  Company pursuant to Section 9.01(f)(ii) or (iii) (assuming Parent and Sub were not then in material breach of any representation, warranty, covenant or agreement on the part of Parent or Sub that had not been cured); or

                       (iii) by Parent pursuant to Section 9.01(d)(i) (other
                  than with respect to a breach of Section 1.02 or Section
                  6.02),

                  then the Company shall pay to Parent by wire transfer of same day funds within two (2) business days of the date of such termination an amount of up to One Million Dollars ($1,000,000) to reimburse Parent and Sub for all reasonable documented out-of-pocket expenses and fees incurred by them in connection with this Agreement and the transactions contemplated hereby (including without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and Persons and their respective agents and counsel for acting as Parent's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Merger) (collectively, the "Expense Reimbursement"). If, with respect to the event described in clause (i) above, concurrently or within 12 months of the date of termination pursuant to such clause (i), the Company does not, in the case of an Alternative Proposal in the form of a tender offer, recommend against acceptance of the tender offer, or enters into a definitive agreement or arrangement with respect to, an Alternative Proposal, then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of such occurrence, a termination fee of Two Million Dollars ($2,000,000) (the "Termination Fee"). If, with respect to the events described in clauses (ii) and (iii), above, an Alternative Proposal has been publicly disclosed or publicly proposed to the Company or its shareholders at any time after the date hereof and prior to the date of termination, and concurrently or within 12 months of the date of termination as provided in such clauses (ii) and (iii), respectively, the Company does not, in the case of an Alternative Proposal in the form of a tender offer, recommend against acceptance of the tender offer, or enters into a definitive agreement or arrangement with respect to, an Alternative Proposal, then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of such occurrence, the Termination Fee.

                  (c) In the event that this Agreement is terminated by Parent pursuant to Section 9.01(d)(i) due to a breach by the Company of
         Section 1.02 or Section 6.02, then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of the date of such termination, the Expense Reimbursement and, if concurrently or within 12 months of the date of such termination, the Company announces or enters into an Alternative Proposal, the Termination Fee.

                  (d) In the event that this Agreement is terminated (i) by the Company pursuant to Section 9.01(e)(ii) or (ii) by Parent pursuant to
         Section 9.01(d)(ii), then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of the date of such termination, the Expense Reimbursement and the Termination Fee.

                  (e) In addition to, and not in limitation of, any payment or payments that are due to Parent pursuant to Section 9.02(b), Section 9.02(c) or Section 9.02(d), in the event of a termination of this Agreement for any reason whatsoever other than if this Agreement is terminated (x) by the Company pursuant to Section 9.01(e)(i), (y) by Parent pursuant to Section - - 9.01(b)(ii) or Section 9.01(d)(iii) or
         (z) by the Company pursuant to Section 9.01(f)(ii) or (iii), in the case of clauses - (y) and (z), solely by reason of the failure to satisfy the Financing Condition (as defined in Annex A) at the time that the - Offer shall have been terminated or shall have expired or such other conditions set forth in Annex A that shall not have been satisfied at such time primarily or exclusively because of the failure to satisfy the Financing Condition, then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of the date of such termination an amount equal to the amount paid by Parent to the Company pursuant to Section 7.08.

                  (f) In the event of a termination of this Agreement pursuant to which a payment or payments are made in full compliance with Section 9.02(b), Section 9.02(c), Section 9.02(d) or Section 9.02(e), the receipt of such payment shall serve as liquidated damages with respect to any breach of this Agreement by the party who has made such payment giving rise to such termination, and the receipt of any such payment shall be the sole and exclusive remedy (at law or in equity) with respect to any such breach. In the event any action, suit, proceeding or claim is commenced or asserted by a party against another party and/or any director or officer of such other party relating, directly or indirectly, to this Agreement, it is expressly agreed that no party shall be entitled to obtain any punitive, exemplary, treble, or consequential damages of any type under any circumstances in connection with such action, suit, proceeding or claim, regardless of whether such damages may be available under law, the parties hereby waiving their rights, if any, to recover any such damages in connection with any such action, suit, proceeding or claim.

                  (g)  The Company acknowledges that the agreements contained in
         Section 9.02(b), Section 9.02(c), Section 9.02(d) and Section 9.02(e) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement.

         Section 9.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the Company (in accordance with the provisions of Section 1.03(c) of this Agreement), Parent and Sub at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable Law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

         Section 9.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of the respective Board of Directors of the Company (in accordance with the provisions of Section 1.03(c) of this Agreement), Parent and Sub, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE X

                               GENERAL PROVISIONS

         Section 10.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall not survive the Merger but shall terminate at the Effective Time; provided, however, that this Section 10.01 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

         Section 10.02 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

         If to Parent or Sub, to:

                  The Bon-Ton Stores, Inc.
                  2801 East Market Street
                  York, Pennsylvania 17405
                  Facsimile No.: (717) 751-3015
                  Attn:  Tim Grumbacher

         with a copy to:

                  Wolf, Block, Schorr and Solis-Cohen LLP
                  1650 Arch Street
                  Philadelphia, Pennsylvania 19103
                  Facsimile No.: (215) 977-2334
                  Attn:  Jay Coogan

         If to the Company, to:

                  The Elder-Beerman Stores Corp.
                  3155 El-Bee Road
                  Dayton, Ohio 45439
                  Facsimile No.: (937) 296-4625
                  Attn: Steven C. Mason

         with a copy to:

                  Thompson Hine LLP
                  2000 Courthouse Plaza, N.E.
                  P.O. Box 8801
                  Dayton, Ohio 45401
                  Facsimile No.: (937) 443-6637
                  Attn: Joseph M. Rigot

         Section 10.03 Entire Agreement; Incorporation of Exhibits.

                  (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

                  (b) The Company Disclosure Letter and any exhibit or schedule attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         Section 10.04 Public Announcements. Except as otherwise required by Law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

         Section 10.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in
Section 7.07 (which is intended to be for the benefit of the Persons entitled to therein, and may be enforced by any of such Persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

         Section 10.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         Section 10.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

         Section 10.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law or Order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

         Section 10.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to a contract executed and performed in such State, notwithstanding any conflict of law provisions to the contrary.

Section 10.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 10.11 Certain Definitions. As used in this Agreement:

                  (a) the term "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

                  (b) a Person will be deemed to "beneficially" own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

                  (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the State of Ohio are authorized or obligated to close;

                  (d) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of such entity (or of such group of entities taken as a whole);

                  (e) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to the Company, the actual knowledge of each of the Company's directors and the actual knowledge, after due inquiry, of each of the Company's executive officers.

                  (f) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

                  (g) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

                  (h) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party; and

                  (i) the term "Wright Holdings Merger Agreement" means that certain Agreement and Plan of Merger, dated as of June 25, 2003, as amended by Amendment No. 1 dated September 9, 2003 and Amendment No. 2 dated September 12, 2003, by and among the Company, Wright Holdings, Inc. and Wright Sub, Inc.

         Section 10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.



                    [SIGNATURE PAGE FOLLOWS ON THE NEXT PAGE]

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                     THE ELDER-BEERMAN STORES CORP.


                                     By: /s/ Steven C. Mason
                                        ----------------------------------------
                                           Name:  Steven C. Mason
                                           Title: Chairman of the Board


                                     THE BON-TON STORES, INC.


                                     By: /s/ Tim Grumbacher
                                        ----------------------------------------
                                           Name:  Tim Grumbacher
                                           Title: Chairman of the Board and
                                                  Chief Executive Officer


                                     ELDER ACQUISITION CORP.


                                     By: /s/ Tim Grumbacher
                                        ----------------------------------------
                                           Name:  Tim Grumbacher
                                           Title: Chairman of the Board and
                                                  Chief Executive Officer

                                     ANNEX A

                                       TO

                          AGREEMENT AND PLAN OF MERGER

THE CAPITALIZED TERMS USED IN THIS ANNEX A HAVE THE MEANINGS SET FORTH IN THE ATTACHED AGREEMENT AND PLAN OF MERGER.

         Notwithstanding any other provisions of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after termination or expiration of such bidder's offer), to pay for any Company Common Shares tendered pursuant to the Offer, and, except as set forth in this Agreement, may extend, terminate or amend the Offer, unless (i) there are validly tendered and not withdrawn immediately prior to the expiration date of the Offer a number of Company Common Shares, that, when added to the Company Common Shares then beneficially owned by Parent, represent at least two-thirds of the total number of Company Common Shares outstanding on a "fully diluted basis" (on a "fully diluted basis" meaning the number of Company Common Shares then issued and outstanding plus the number of Company Common Shares that the Company may be required to issue as of such date pursuant to options, warrants, rights, convertible or exchangeable securities or similar obligations then outstanding, whether or not then vested or exercisable, including without limitation, Company Common Shares that the Company may be required to issue pursuant to Company Options, whether or not vested or exercisable, and the number of Deferred Shares then outstanding, whether or not then subject to any deferral limitations) (the "Minimum Tender Condition"), (ii) Parent shall have available to it the proceeds of the financings contemplated by the Commitment Letters or such other financings that are sufficient, together with cash on hand, to consummate the Offer and the Merger and to refinance all debt of the Company and Parent that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Merger or the financing thereof and to pay all related fees and expenses (the "Financing Condition"), (iii) the period of time during which the Ohio Division of Securities may suspend the Offer pursuant Sections 1707.01, 1707.041 and 1707.042 of the Ohio Revised Code, (the "Ohio Control Bid Law"), without the occurrence of any such suspension (or if a suspension shall have occurred, it shall no longer be continuing), shall have expired or Parent being satisfied, in its reasonable discretion, that the Ohio Control Bid Law is invalid or inapplicable to the acquisition of the Company Common Shares in the Offer (the "Control Bid Condition") and (iv) the waiting period under the HSR Act applicable to the purchase of the Company Common Shares pursuant to the Offer shall have expired or been terminated (the "HSR Condition"). In addition, notwithstanding any other provisions of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after termination or expiration of such bidder's offer), to pay for any Company Common Shares tendered pursuant to the Offer, and, except as set forth in this Agreement, may extend, terminate or amend the Offer if at any time on or after the date that the Offer is commenced, and prior to the time of payment for Company Common Shares pursuant to the Offer (whether or not any

Company Common Shares have theretofore been accepted for payment pursuant to the Offer), any of the following conditions exist:

                  (a) there shall be a judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority or Regulatory Authority of competent jurisdiction, which remains in effect, (i) restraining or prohibiting or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or (ii) restraining or prohibiting or seeking to restrain or prohibit the performance of the Merger Agreement; (iii) imposing or seeking to impose any material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company and its subsidiaries, or requiring or seeking to require divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent; (iv) imposing or seeking to impose any material limitations on the ability of Parent or any Affiliate of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company, including, without limitation, the right to vote any Company Common Shares acquired by Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders; or (v) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Offer or the Merger on Parent or any of its officers or directors; or

                  (b) all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Offer and the Merger, the failure of which to be obtained or taken would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent or the Company to consummate the Offer and the Merger, shall not have been obtained or taken, all in form and substance reasonably satisfactory to Parent; or

                  (c) the representations and warranties made by the Company in this Agreement are not true and correct in all material respects as of the date of consummation of the Offer or, in the case of representations and warranties made as of a specified date earlier than such date, on and as of such earlier dated, except as affected by the transactions contemplated by this Agreement; or

                  (d) the Company shall have failed to perform and comply, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or prior to the consummation of the Offer; or

                  (e) this Agreement shall have been terminated in accordance with its terms; or

                  (f) any actions required to be taken by the Company pursuant to this Agreement prior to consummation of the Offer in connection with the Offer or the Merger or any documents incident thereto shall fail to be reasonably satisfactory in form and substance to Parent, or Parent shall not have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the taking of all such actions; or

                  (g) the rights issued pursuant to the Company Rights Agreement shall have become exercisable or transferable apart from the associated Company Common Shares or the Company shall not have taken all necessary actions so that (1) the Company Rights Agreement will not be applicable to the Offer, the Merger and this Agreement and (2) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (1) and (2), by reason of the execution of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby; or

                  (h) the Company's Board of Directors or any committee thereof shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Sub its approval or recommendation of the Offer, this Agreement or the Merger, or shall have recommended to the Company's shareholders any Alternative Proposal or shall have adopted any resolution to effect any of the foregoing that, in the sole judgment of Sub in any such case, and regardless of the circumstances (including any action or omission by Sub) giving rise to any such condition, makes it inadvisable to proceed with such acceptance or payment.

The foregoing conditions are for the sole benefit of Parent, Sub and their Affiliates and may be asserted by Parent or Sub in its reasonable discretion in whole or in part at any time or from time to time before the expiration of the Offer or, with respect to the HSR Condition, before payment for any Company Common Shares pursuant to the Offer. Subject to the provisions of this Agreement, Parent and Sub expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. Any failure by Parent or Sub at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right that may be asserted at any time or from time to time.